EXHIBIT 5

                   AMENDMENT TO STANDSTILL AGREEMENT


          This Amendment to Standstill Agreement, dated March 2, 1998 is between Newell Co., a Delaware corporation ("Newell"), and The
Black & Decker Corporation, a Maryland corporation ("Black & Decker").

          WHEREAS, Newell and Black & Decker are parties to a Standstill Agreement dated as of September 24, 1991 (the "Standstill Agreement"); and

          WHEREAS, Newell and Black & Decker desire to amend certain provisions of the Standstill Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration a receipt of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

          A. A new paragraph (c) is hereby added to Section 2.04 "Restrictions on Transfer" to read as follows:

               (c) Newell, its affiliates and its associates may Sell any or all Voting Securities to a nationally recognized investment banking firm which agrees in writing in a form reasonably acceptable to and for the express benefit of both Newell and Black & Decker, to resell as soon as reasonably practicable all of the Voting Securities that it purchases from Newell, its affiliates or associates in one or more transactions, provided that the amount of Voting Securities sold to any single person or, to the knowledge of the investment banking firm, group shall not exceed 2% of the then outstanding shares of Black & Decker Common Stock (assuming the exercise, conversion or exchange of all Voting Securities other than Common Stock); provided, however, that such investment banking firm shall not resell any such Black & Decker Voting Securities to a person or entity that is not a pension fund advisor, mutual fund, insurance company, bank trust department, money manager or individual investor; provided further, however, that notwithstanding the foregoing, resales may be made (i) as required by New York Stock Exchange Rule 393 (supplementary paragraph .13 or .18), (ii) as otherwise expressly approved by the Chief Financial Officer or General Counsel of Black & Decker or (iii) if after using reasonable commercial efforts the investment banking firm has not resold all of the Voting Securities in accordance with the foregoing restrictions, any remaining Voting Securities may be resold on the New York Stock Exchange in the ordinary course of business.

          B.   Except as expressly herein amended, the Standstill
Agreement shall continue in full force and effect.

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          IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to Standstill Agreement to be executed as of the date first referred to above.


                              THE BLACK & DECKER CORPORATION



                              By:  Charles E. Fenton
                                   ---------------------------------
                                   Senior Vice President and General
                                   Counsel

                              NEWELL CO.



                              By:  C.R. Davenport
                                   ---------------------------------
                                   C.R. Davenport
                                   Vice President - Treasurer